Exhibit 99.1
                                                           For Immediate Release


                    NEW WORLD IS WINNING BIDDER FOR EINSTEIN;
                ACQUISITION EXPECTED TO BE COMPLETED BY JUNE 20th

     EATONTOWN,  NJ (6/4/01)--New  World  Coffee-Manhattan  Bagel, Inc. (NASDAQ:
NWCI) today announced that its affiliate companies, Einstein Acquisition Corp. and Greenlight New World, LLC, emerged as the winning bidders for the assets of Einstein/Noah Bagel Corp. ("ENBC") and Einstein/Noah Bagel Partners ("ENBP"). The acquisition, which is expected to close before June 20th, would create the nation's largest bagel bakery company with approximately 800 locations and manufacturing facilities on both coasts.

     The winning bid consisted of $160 million in cash, plus the assumption of up to $30 million of certain operating liabilities. New World CFO Jerold Novack said the Company has the financial commitments in place to complete the acquisition. "This includes commitments for bridge financing from Jefferies & Company, Inc. and equity investments from institutional sources, including existing investors Halpern Denney and Co. and Greenlight Capital," he noted.

     The acquisition includes substantially all assets of ENBC and ENBP, including 460 company-owned stores, a manufacturing facility in Los Angeles, the company's support center in Golden, CO, and all trademarks and intellectual property rights.

     "We expect Einstein/Noah to continue to operate substantially in the same manner as before," said Ramin Kamfar, New World Chairman and CEO. "We also expect that virtually all members of the Einstein/Noah management team will remain with the Company following the acquisition. We hold the Einstein management team in high regard and feel that they have done a great job in growing the chain's average store sales, and improving store level and corporate profitability during a difficult period where the capital structure the Company had inherited created a need to restructure its balance sheet through a Chapter 11 filing. We expect Einstein/Noah to become an important contributor to our bottom line."

     Kamfar noted that Einstein/Noah generated $30.8 million in earnings before interest, taxes, depreciation and amortization (EBITDA) before non-recurring expenses on $375.7 million in revenues during the year ended December 31, 2000. During that same period, New World, which derives most of its revenues from manufacturing sales and franchise fees, reported EBITDA of $8.0 million on revenues of $45.7 million.

     Today's announcement follows a process that began in April 2000 when ENBC and ENBP filed Chapter 11 petitions. In August 2000, New World began to purchase debentures of ENBC. New World and an affiliate, Greenlight New World, LLC, ultimately acquired in excess of $61 million of the debentures, making the Company the largest creditor of ENBC. In February 2001, ENBC and ENBP abandoned their proposed plan of reorganization and began the process that led to the Friday auction.

     The $160 million of cash proceeds realized by the ENBC and ENBP bankruptcy estates from the sale will be used to make payments toward their allowed claims and other items as may be allowed and determined by the Bankruptcy Court after subsequent court proceedings. New World and Greenlight New World, LLC expect to receive over $40 million on account of their debenture claims against the ENBC estate. The order entered by the Bankruptcy Court approving the sale to the winning bidder contained express provisions which allowed New World's and Greenlight New World's debenture-related claims against the ENBC estate.

     New World Coffee-Manhattan Bagel, Inc. currently franchises, licenses or owns stores under its four brands in 26 states and Washington, D.C. The Company is vertically integrated in bagel dough manufacturing and coffee roasting, with plants in New Jersey, California and Connecticut.

                                      *****

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "estimate," "project," "intend," "expect," "should," "would" and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company's SEC filings.

Press Contacts: At New World Coffee-Manhattan Bagel, Inc., Ramin Kamfar, Chairman & CEO, or Jerold Novack, CFO, (732) 544-0155; or Bill Parness, Parness & Associates Public Relations, (732) 290-0121, parnespr@optonline.net; web site: www.nwcb.com.